PROSPECTUS SUPPLEMENT NO. 2 (to Prospectus dated September 18, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-298830

PASQAL HOLDING SA

Up to 17,333,333 Ordinary Shares Issuable Upon Exercise of Warrants

and

Up to 286,674,886 Ordinary Shares
Up to 7,750,000 Private Placement Warrants
Offered by the Selling Securityholders

This prospectus supplement supplements the prospectus, dated September 18, 2026 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-298830) (the “Form F-1”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2026 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 17,333,333 ordinary shares, €0.02 par value per share (the “Ordinary Shares”), which consists of (i) up to 9,583,333 Ordinary Shares that are issuable upon the exercise of 9,583,333 warrants (the “Public Warrants”) originally issued in the initial public offering of Bleichroeder Acquisition Corp. II (“Bleichroeder”) and (ii) up to 7,750,000 Ordinary Shares that are issuable upon the exercise of 7,750,000 warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) originally issued in a private placement to Bleichroeder Sponsor 2 LLC (the “Sponsor”), Cohen & Company Securities, LLC and Clear Street LLC in connection with the initial public offering of Bleichroeder. Each Warrant is exercisable at $11.50 per Ordinary Share, subject to adjustment. We will receive the proceeds from any exercise of the Warrants to the extent such Warrants or Investment Warrants are exercised for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 286,674,886 Ordinary Shares, consisting of (a) up to 56,287,179 Ordinary Shares issuable upon conversion of the Senior Unsecured Convertible Bonds issued pursuant to the Securities Purchase Agreement, dated as of March 4, 2026 and as amended on May 23, 2026 (the “March 2026 SPA”), assuming a conversion price of $7.80 per Ordinary Share and taking into account payment-in-kind interest accrued for a period of three years from the Closing Date, (b) up to 50,080,128 Ordinary Shares issuable upon exercise of the Investment Warrants issued pursuant to the March 2026 SPA, assuming an exercise price of $7.80 per Ordinary Share, (c) up to 9,583,333 Ordinary Shares held by certain securityholders, received upon conversion and subsequent distribution by the Sponsor of 9,583,333 Bleichroeder Class B ordinary shares in connection with the Business Combination (as defined in the Prospectus), (d) up to 7,750,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants, (e) up to 162,974,246 Ordinary Shares issued to certain former shareholders of Pasqal Holding SAS in connection with the Merger (as defined in the Prospectus), and (ii) up to 7,750,000 Private Placement Warrants.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus that relates to (i) the Registration Statement on Form F-4 (Registration No. 333-296239) filed on May 26, 2026, which was subsequently amended on June 25, 2026, July 23, 2026, and July 31, 2026 and declared effective by the SEC on August 5, 2026 (the “Prior Registration Statement”) and (ii) the Form F-1. This prospectus supplement also constitutes a supplement to the Prior Registration Statement.

Our Ordinary Shares and Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PSQL” and “PSQLW,” respectively. On September 25, 2026, the last reported sales price of our Ordinary Shares on Nasdaq was $6.99 per share, and the last reported sales price of our Public Warrants on Nasdaq was $1.30 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, under U.S. federal securities laws, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain Nasdaq corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 28, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2026

Commission File Number: 001-43463

Pasqal Holding SA

24, rue Emile Baudot

91120 Palaiseau, France

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒          Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On September 28, 2026, Pasqal Holding SA (“Pasqal”) issued a press release. A copy of the press release is attached hereto as Exhibit 99.1.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Press Release of Pasqal, dated September 28, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PASQAL HOLDING SA

Date: September 28, 2026	By:	/s/ Wasiq Bokhari
Name: Wasiq Bokhari
Title: Chief Executive Officer

Exhibit 99.1

PRESS RELEASE

PASQAL ANNOUNCES AN EVOLUTION OF ITS COLLABORATION FRAMEWORK

WITH THE FRENCH PUBLIC AUTHORITIES

PARIS, September 28, 2026

Pasqal (NASDAQ: PSQL) is announcing an evolution of the areas of its collaboration with the French public authorities to now focus on commercial applications, in line with the company’s growth strategy and innovation priorities.

This evolution includes the termination of Pasqal’s participation in the defense program LSQUARE (otherwise known as PROQCIMA), to which Pasqal participated in its first phase and successfully completed all the technological objectives. Pasqal thanks the French Direction générale de l’armement (DGA) of the Ministry of the Armed Forces for having supported it during the first phase of the defense program LSQUARE.

Pasqal is now invited to participate in the civil public support programs currently being defined. As a first step in this civil collaboration, the company has been requested by the French Secrétariat général pour l’investissement (SGPI) and the French Direction générale des entreprises (DGE) to submit a specific research and development program for fault-tolerant quantum computing (FTQC) based on neutral atoms, and consistent with Pasqal’s advanced technology level and commercial maturity.

This focus on commercial-led development will provide further support to Pasqal to accelerate the implementation of its FTQC roadmap beyond the scope of the PROQCIMA program.

In just seven years, Pasqal has established itself as one of the global leaders in quantum computing, thus demonstrating the ability of French deeptech, with the support of public authorities, to bring forth world-class industrial champions. Pasqal operates the second largest fleet of complex quantum computers in the world, with world-leading companies among its customers.

Dr. Wasiq Bokhari, Chief Executive Officer of Pasqal, said: “We are excited about the evolution of our collaboration with the French public authorities. The visit by Nicolas Dufourcq, Chief Executive Officer of the French Public Investment Bank (Bpifrance), to Pasqal’s headquarters today is a testimony to our close relationship and Pasqal’s strategic importance to France as a sovereign technology asset.”

Contact :

Investors

investors@pasqal.com

Media

pr@pasqal.com

About Pasqal

Pasqal (Nasdaq: PSQL) helps organizations tackle problems that are difficult or impossible to solve with conventional computing methods alone. Founded in 2019 on Nobel Prize–winning research, Pasqal builds and operates neutral-atom quantum computers, delivered with a full software stack, for industry, science, and governments. Pasqal’s production-ready systems are available both on-premises and through the cloud, enabling organizations to harness quantum computing without requiring in-house quantum expertise. A single hardware platform supports analog workloads today and is designed to evolve toward fault-tolerant quantum computing in the future.

Headquartered in France with operations globally, Pasqal’s quantum computing systems are used by customers across energy, financial services and advanced materials to address complex challenges. Pasqal’s customers include Saudi Aramco, Crédit Agricole CIB, LG Electronics and supported by partnerships with NVIDIA and IBM (Pasqal is part of the IBM Quantum Network).

Forward-Looking Statements

Certain statements herein may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “might,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “predict,” “project,” “forecast,” “potential,” “seem,” “seek,” “target,” “possible,” “future,” “outlook” or similar terminology or expressions that predict or indicate future events or trends. These forward-looking statements include, but are not limited to, statements regarding future events, including Pasqal’s evolution of the areas of its collaboration with the French public authorities and participation in the civil public support programs currently being defined.

These statements are based on current expectations and are not predictions of actual performance. They are provided for illustrative purposes only and must not be relied on as a guarantee, prediction or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and are beyond the control of Pasqal. These statements are subject to known and unknown risks and uncertainties and assumptions regarding Pasqal’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political, social and business conditions; uncertainty or changes with respect to laws and regulations, including participation in government programs; risks related to Pasqal’s indebtedness; the risk from Pasqal pursuing an emerging technology, facing significant technical challenges and the potential that it may not achieve commercialization or market acceptance; Pasqal’s reliance on strategic partners and other third parties; Pasqal’s ability to maintain, protect and defend its intellectual property rights; and other risks that will be detailed from time to time in filings with the U.S. Securities and Exchange Commission (the “SEC”). The foregoing list of risk factors is not exhaustive. There may be additional risks that Pasqal does not know or currently believes are immaterial that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements provide Pasqal’s expectations, plans and forecasts of future events and views as of the date of this communication. While Pasqal may elect to update these forward-looking statements in the future, Pasqal specifically disclaims any obligation to do so.